April 10, 2013

VIA EDGAR

Perry Hindin, Special Counsel

Office of Mergers and Acquisitions

United States Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549-3628

Re:         FirstCity Financial Corporation

Amendment No. 1 to Preliminary Proxy Statement on Schedule 14A

Filed on March 25, 2013

File No. 033-19694

Amendment No. 1 to Schedule 13E-3

Filed on March 25, 2013

File No. 005-40461

Dear Mr. Hindin:

Reference is made to the comment letter of the staff (the “Staff”) of the U.S. Securities and Exchange Commission (the “Commission”), dated April 3, 2013 (the “Comment Letter”), relating to the Amendment No. 1 to Preliminary Proxy Statement, filed by FirstCity Financial Corporation (the “Company”) with the Commission on March 25, 2013 (File No. 033-19694) (the “Proxy Statement”) and the Amendment No. 1 to Schedule 13E-3, filed by the Company, Hotspurs Holdings LLC, Hotspurs Acquisition Corporation, The Värde Fund X (Master), L.P., The Värde Fund X (GP), L.P., The Värde Fund X GP, LLC, The Värde Fund VI-A, L.P., Värde Investment Partners, L.P., Värde Investment Partners (Offshore) Master, L.P., Värde Investment Partners G.P., LLC, Värde Partners, L.P., Värde Partners, Inc., George G. Hicks, Marcia L. Page and Gregory S. McMillan (together with the Company, the “Filing Persons”) with the Commission on March 25, 2013 (File No. 005-40461) (the “Schedule 13E-3”).

Per your request, each of the Filing Persons acknowledges in connection with the Proxy Statement and Schedule 13E-3 that:

•                  the Filing Person is responsible for the adequacy and accuracy of the disclosure in the filings;

•                  Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•                  the Filing Person may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Mr. Hindin

April 10, 2013

FIRSTCITY FINANCIAL CORPORATION

By:	/s/ James T. Sartain
Name:	James T. Sartain
Title:	Chief Executive Officer

HOTSPURS HOLDINGS LLC

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	Assistant Secretary

HOTSPURS ACQUISITION CORPORATION

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	Assistant Secretary

THE VÄRDE FUND X (MASTER), L.P.

By:	The Värde Fund X (GP), L.P., Its General Partner
By:	The Värde Fund X GP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND X (GP), L.P.

By:	The Värde Fund X GP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

Mr. Hindin

April 10, 2013

THE VÄRDE FUND X GP, LLC

By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND VI-A, L.P.

By:	Värde Investment Partners G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS, L.P.

By:	Värde Investment Partners G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS (OFFSHORE) MASTER, L.P.

By:	Värde Investment Partners G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

Mr. Hindin

April 10, 2013

VÄRDE INVESTMENT PARTNERS G.P., LLC

By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE PARTNERS, L.P.

By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE PARTNERS, INC.

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

GEORGE G. HICKS

/s/ George G. Hicks

MARCIA L. PAGE

/s/ Marcia L. Page

GREGORY S. MCMILLAN

/s/ Gregory S. McMillan